Exhibit 4.1

Execution Version

PARETEUM CORPORATION

AMENDMENT NO. 1 TO WARRANT TO PURCHASE COMMON STOCK

This Amendment No. 1 to Warrant to Purchase Common Stock (this “Amendment”) is entered into as of March 31, 2017, between Pareteum Corporation, a Delaware corporation (the “Company”) and Corbin Mezzanine Fund I, L.P. (the “Holder”).

Reference is made to that certain Warrant to Purchase Common Stock (the “Warrant”) issued by the Company in favor of the Holder having the original issue date of December 27, 2016. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Warrant. The Warrant originally granted Holder the right to purchase up to a total of 27,051,627 shares of Common Stock at an initial Exercise Price of $0.13 per share, which were subsequently adjusted to 1,082,065 Warrant Shares and a $3.25 Exercise Price pursuant to Sections 9(a) and 9(c) of the Warrant, respectively, in order to give effect to the Company’s reverse stock split effected February 27, 2017. The parties to that certain First Amendment to Amended and Restated Credit Agreement dated on or about the date hereof have agreed to further modifications to the Warrant.

Upon execution of this Amendment, the Warrant is hereby amended as follows:

(a)       The Warrant Shares shall be increased to 1,229,100 shares of Common Stock, subject to further adjustment as provided in Section 9 of the Warrant, as amended hereby.

(b)       The Exercise Price shall be adjusted to $1.305 per share.

(c)       Paragraph (d) (Certain Rights Offerings) of Section 9 of the Warrant is hereby amended and restated as follows:

“(d)    [Intentionally omitted.]”

(d)       Paragraph (h) (Minimum Percentage) of Section 9 of the Warrant is hereby amended and restated as follows:

“(h)    [Intentionally omitted.]”

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This Amendment and the Warrant set forth in full all of the representations and agreements between the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Warrant shall continue in full force and effect and the same are hereby ratified and confirmed. This Amendment is deemed attached to and made part of the Warrant instrument, which all together shall comprise the Warrant instrument.

COMPANY Pareteum Corporation By: /s/ Alexander Korff Name: Alexander Korff Title: General Counsel	HOLDER: Corbin Mezzanine Fund I, L.P. By: Corbin Capital Partners Management, LLC, its General Partner By: /s/ Daniel Friedman Name: Daniel Friedman Title: General Counsel

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